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                                                                    EXHIBIT 99.1

                         AQCI ANNOUNCES CORPORATE UPDATE

SALMON ARM, BC, Nov 16, 2007 (MARKET WIRE via COMTEX) -- Aquatic Cellulose International Corp. (PINKSHEETS: AQCI), an energy development and production company, today announced that Lonnie Hayward, director and vice president, has resigned from the board of directors and as vice president effective Nov 15, 2007. Mr. Hayward has decided to leave AQCI in order to pursue other business opportunities. The Company has no immediate plans to fill these vacancies. Mr. Hayward had worked for AQCI since 2004.

The Company also announced that its relationship with Novak Capital (Novak) of Vancouver, British Columbia has been terminated, effective immediately. Accordingly, Novak no longer will provide investor relations services to AQCI. The Company is currently seeking a new investor relations firm.

In regards to AQCI's ongoing efforts to re-list on the Over-The-Counter (OTC) Bulletin Board exchange and change its name to Valor Energy Corp., Sheridan Westgarde, chief executive officer of AQCI, stated, "We have been working diligently to address all SEC comments and we believe that the Company will eventually be able to fulfill these requirements. However, we can give no assurances at this time as to when we might complete this process. I look forward to providing timely updates to our shareholders as events unfold."

About Aquatic Cellulose

Incorporated in Nevada, Aquatic Cellulose International Corp. (AQCI) is an energy development and production company with working interests in Texas and plans for expansion to Canada. Aquatic Cellulose Limited (ACL), AQCI's wholly owned Canadian subsidiary, owns the patents to Tiger-Lynk robotic manipulator systems technology for marine construction and resource recovery industries. The Company's cutting edge technologies, combined with proven management, create long term value for AQCI shareholders and partners. AQCI is currently seeking to re-list on the OTC Bulletin Board exchange and change its name to Valor Energy Corp. For more information, log on to www.valorenergy.com.

Contacts:
Aquatic Cellulose International Corp.
Investor Relations
(250)-833-1985
info@valorenergy.com